POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert C. Donohoo and Jeffrey J. Walker, his attorney-in-fact, with full power of substitution for her in any and all capacities, to sign any Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial
Ownership on Form 4 and any Annual Statement of Changes in Beneficial Ownership on Form 5 to be filed to report changes in equity securities of RadioShack Corp., and to file the same, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitution, may do so cause to be done by virtue hereof.

Signed:  /s/ Lee D. Applbaum
Print Name: Lee D. Applbaum